                        FORM 10-Q/A (Second Amendment)

                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C.  20549



              QUARTERLY REPORT UNDER SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


For Quarter Ended   March 31, 1995
                  ___________________________

Commission File Number   0-19523
                       ____________


                               UF Bancorp, Inc.
        _______________________________________________________________
            (Exact name of registrant as specified in its charter)

                  Delaware                              35-1833698
       ________________________________________________________________
       (State or other jurisdiction of               (I.R.S. Employer
        incorporation or organization)              Identification No.)


         501 Main Street, Evansville, Indiana              47708
       ________________________________________________________________
       (Address of principal executive office)          (Zip Code)


                                (812) 425-7111
       ________________________________________________________________
             (Registrant's telephone number, including area code)


                                Not Applicable
       ________________________________________________________________
             (Former name, former address and former fiscal year,
                         if changed since last report)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.   Yes  X    No

As of May 12, 1995, there were outstanding 1,627,139 common shares, with $.01 par value, of the registrant.

                               UF BANCORP, INC.

                                  FORM 10-Q/A

                                     INDEX



                                                                        Page No.
                                                                        --------
PART I.   Financial Information

          Item 1.  Financial Statements:

                        Consolidated Condensed Statement of Financial
                          Condition.....................................       1

                        Consolidated Statement of Operations............       2

                        Consolidated Condensed Statement
                          of Changes in Stockholders' Equity............       3

                        Consolidated Condensed Statement of Cash Flows..       4

                        Notes to Consolidated Financial Statements......     5-7

          Item 2.  Management's Discussion and Analysis of Financial
                     Condition and Results of Operations................    8-19


PART II.  Other Information

          Item 4.  Submission of Matters to a Vote of Security Holders..      20

          Item 5.  Other Information....................................      20

          Item 6.  Exhibits and Reports on Form 8-K.....................   20,22

          Signatures....................................................      21

     UF BANCORP, INC and SUBSIDIARY CORPORATIONS
                   Form 10-Q/A
PART I. FINANCIAL INFORMATION
ITEM I. FINANCIAL STATEMENTS


  CONSOLIDATED CONDENSED STATEMENT OF FINANCIAL CONDITION
      (In thousands)                                      MARCH 31,        JUNE 30,
      (Unaudited)                                           1995             1994
                                                        ------------    ------------
                                                         (Restated)      (Restated)
ASSETS
 Cash                                                     $ 10,542        $ 13,021
 Federal funds sold                                          5,200           3,300
 Short-term interest bearing deposits                        1,014          11,681
                                                        ------------    ------------
  Cash and cash equivalents                                 16,756          28,002

 Investments:
  Securities held to maturity                                               26,544
    (market value  $26,384)
  Securities available for sale                             35,606
 Mortgage-backed securities:
  Mortgage-backed securities held to maturity                              243,563
    (market value $240,710)
  Mortgage-backed securities available for sale            261,151
 Loans receivable, net                                     200,505         167,917
 Mortgage loans held for sale                                8,913           9,623
 Real estate acquired in settlement of loans, net              828           1,472
 Premises and equipment                                      8,748           9,166
 Federal Home Loan Bank stock, at cost                       7,749           6,101
 Interest receivable                                         3,878           2,955
 Prepaid expenses and other assets                           8,907           8,540
                                                        ------------    ------------
    Total assets                                          $553,041        $503,883
                                                        ============    ============
LIABILITIES
 Deposits                                                 $359,150        $382,916
 Advances from Federal Home Loan Bank                      146,926          68,800
 Interest payable                                            2,185           1,424
 Other liabilities                                           6,061           4,358
                                                        ------------    ------------
    Total liabilities                                      514,322         457,498
                                                        ------------    ------------

STOCKHOLDERS' EQUITY
 Preferred stock, $.01 par value:
   Authorized and unissued--1,000,000 shares
 Common Stock, $.01 par value:
  Authorized - 4,000,000 shares
  Issued 1,872,463 and 1,858,463 shares                         19              19
 Additional paid-in capital                                 17,810          17,334
 Retained earnings--substantially restricted                30,815          34,852
                                                        ------------    ------------
                                                            48,644          52,205
 Less:
   Treasury stock-at cost-264,770 shares                    (5,308)         (5,308)
   Reduction for ESOP loan guarantee                          (133)           (272)
   Unearned compensation                                      (150)           (240)
   Unrealized loss on securities available for sale         (4,334)
                                                        ------------    ------------
    Total stockholders' equity                              38,719          46,385
                                                        ------------    ------------

    Total liabilities and stockholders' equity            $553,041        $503,883
                                                        ============    ============


 See notes to consolidated financial statements

    UF BANCORP, INC. and SUBSIDIARY CORPORATIONS
       CONSOLIDATED STATEMENT OF OPERATIONS
          (In thousands, except share data)
                       (Unaudited)

                                                   THREE MONTHS ENDED              NINE MONTHS ENDED
                                                         MARCH 31,                      MARCH 31,
                                                 -----------------------         ----------------------
                                                    1995        1994                1995        1994
                                                 ----------- -----------         -----------  ----------
Interest Income                                                                   (Restated)
   Loans                                             $3,987      $3,718             $11,232     $11,461
   Mortgage-backed securities                         4,578       3,307              13,324      10,698
   Other interest and dividends                         806         266               2,152         757
   Loans held for resale                                263         278                 731       1,684
                                                 ----------- -----------         ----------- -----------
                                                      9,634       7,569              27,439      24,600
                                                 ----------- -----------         ----------- -----------


Interest Expense
   Deposits                                           3,840       3,691              10,997      11,417
   FHLB of Indianapolis advances                      2,473         704               6,037       2,852
                                                 ----------- -----------         ----------- -----------
                                                      6,313       4,395              17,034      14,269
                                                 ----------- -----------         ----------- -----------
Net Interest Income                                   3,321       3,174              10,405      10,331
   Provision for loan losses                             50          83               1,065         247
                                                 ----------- -----------         ----------- -----------
Net Interest Income After Provision
  for Loan Losses                                     3,271       3,091               9,340      10,084
                                                 ----------- -----------         ----------- -----------
Other Income
   Gain (loss) on:
      Sale of subsidiary                                  0         195                   0         880
      Sale of investment securities                       0           0                (533)          0
      Mortgage-backed securities available
       for sale                                          82           0                (768)          0
   Service charges on deposit accounts                  196         192                 641         605
   Mortgage loan origination fees                       293         780               1,040       2,938
   Mortgage loan servicing fees                         406         468               1,281       1,500
   Insurance commissions                                 67          69                 242         193
   Other operating income                                78          78                 133         246
                                                 ----------- -----------         ----------- -----------
                                                      1,122       1,782               2,036       6,362
                                                 ----------- -----------         ----------- -----------
Other Expenses
   Salaries and employee benefits                     1,557       1,668               4,470       5,192
   Premises and equipment expense                       325         382               1,015       1,079
   Deposit insurance                                    210         218                 652         654
   Data processing                                      117         130                 334         374
   Communication, supplies, etc.                        182         239                 556         648
   Advertising                                          110         120                 344         344
   Warranty losses on sold loans                          0           0               2,514         176
   Professional fees                                     12           8                 745          31
   Other operating expenses                             549         596               1,917       1,819
                                                 ----------- -----------         ----------- -----------
                                                      3,062       3,361              12,547      10,317
                                                 ----------- -----------         ----------- -----------
Income (Loss) Before Income Taxes and Cumulative
  Effect of Change in Accounting Method               1,331       1,512              (1,171)      6,129
   Income Taxes                                         437         487               2,187       2,285
Net Income (Loss) Before Cumulative Effect of    ----------- -----------         ----------- -----------
  Change in Accounting Method                           894       1,025              (3,358)      3,844
Cumulative Effect of Change in Accounting Method          0           0                   0         300
                                                 ----------- -----------         ----------- -----------
Net Income (Loss)                                      $894      $1,025             ($3,358)     $4,144
                                                 =========== ===========         =========== ===========
Per Share:
    Net Income (loss) before cumulative effect of
        change in accounting method                   $0.52       $0.61              ($1.96)      $2.23
    Net income (loss)                                 $0.52       $0.61              ($1.96)      $2.40
    Dividends                                        $0.150      $0.125              $0.425      $0.360

Average common and common equivalent
    shares outstanding                            1,724,580   1,686,993           1,710,132   1,727,752




      See notes to consolidated financial statements

                 UF BANCORP, INC. and SUBSIDIARY CORPORATIONS


      CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
               (In thousands)
               (Unaudited)
                                                                         Nine months ended
                                                                              March 31,
                                                                     -------------------------
                                                                        1995           1994
                                                                     ----------     ----------
                                                                     (Restated)
Balance, June 30                                                       $46,385        $44,519

Adoption of FAS 115 - Unrealized loss on available for sale
 securities at July 1                                                   (1,844)

ESOP Loan repayments                                                       139            653

Amortization of Deferred Compensation                                       90             90

Sale of additional 14,000 shares of stock                                  476

Purchase of treasury stock                                                             (2,238)

Net change in unrealized loss on available for sale securities          (2,490)

Dividends paid                                                            (679)          (588)

Net income (loss), nine months ended March 31                           (3,358)         4,144
                                                                     ----------     ----------
Balance, March 31                                                      $38,719        $46,580
                                                                     ==========     ==========


See notes to consolidated financial statements.

                 UF BANCORP, INC and SUBSIDIARY CORPORATIONS
                CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
                                (In thousands)
                                 (Unaudited)

                                                                                      Nine Months Ended
                                                                                          March 31,
                                                                                -----------------------------
                                                                                     1995           1994
                                                                                -------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                             (Restated)
  Net income                                                                          ($3,358)        $4,144
  Adjustments to reconcile net income to
    net cash used by operating activities:
    Provision for loan losses                                                           1,065            247
    Provision for warranty losses on sold loans                                         2,514            176
    Depreciation and amortization                                                         521            570
    Decrease (Increase) in mortgage loans held for sale                                   710         (5,062)
    Other adjustments, net                                                              1,295          3,570
                                                                                -------------   ------------
        Net cash provided (used) by operating activities                                2,747          3,645

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of mortgage backed securities held to maturity                             (36,637)       (28,272)
  Proceeds from held to maturity mortgage-backed securities
     maturities and principal repayments                                                9,263         52,421
  Purchase of available for sale mortgage-backed securities                           (29,004)
  Proceeds from available for sale mortgage-backed securities
     maturities and principal repayments                                               31,605
  Purchase of held to maturity investment securities                                  (29,754)        (8,413)
  Proceeds from held to maturity investment securities
     maturities and principal repayments                                                               8,825
  Proceeds from sale of held to maturity investment securities                         14,210
  Proceeds from available for sale investment securities
     maturities and principal repayments                                                6,857
  Net change in loans                                                                  (2,741)         7,118
  Purchase of loans                                                                   (31,122)        (2,930)
  Proceeds from sale of real estate owned                                                 737            315
  Purchases of premises and equipment                                                    (103)          (462)
  Purchase of FHLB of Indianapolis stock                                               (1,648)        (1,101)
                                                                                -------------   ------------

    Net cash provided (used) by investing activities                                  (68,337)        27,501
                                                                                -------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in non-interest bearing
    deposits, NOW accounts and savings accounts                                       (17,855)        14,541
  Net increase (decrease) in certificates of deposit                                   (5,911)        (5,946)
  Repayment of FHLB of Indianapolis advances                                          (26,007)       (95,000)
  Proceeds obtained from FHLB of Indianapolis advances                                104,133         62,800
  Net increase (decrease) in advances
    by borrowers for taxes and insurance                                                  187            106
  Proceeds from sale of common stock                                                      476
  Purchase of treasury stock                                                                          (2,238)
  Cash dividends                                                                         (679)          (588)
                                                                                -------------   ------------

    Net cash provided (used) by financing activities                                   54,344        (26,325)
                                                                                -------------   ------------


NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  (11,246)         4,821
  CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                       28,002         22,027
                                                                                -------------   ------------

  CASH AND CASH EQUIVALENTS, END OF PERIOD                                            $16,756        $26,848
                                                                                =============   ============

SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest:
    Advances                                                                           $5,676         $2,628
    Deposits                                                                           10,524         11,278
  Income taxes paid                                                                     1,460          1,300
  Reclassification of available for sale mortgage-backed
    securities and investments                                                        194,134

                   See notes to consolidated financial statements

                                UF BANCORP, INC.
                          AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1:  Significant Accounting Policies

The consolidated financial statements include the accounts of UF Bancorp, Inc. (the "Company") and its wholly-owned subsidiary, Union Federal Savings Bank ("the Bank"), and the Bank's three wholly-owned subsidiaries, Unifin, Inc., Community Insurance Associates, Inc., and Union Financial Corp. ("UFC").

The significant accounting policies followed by the Company and its subsidiaries for interim financial reporting are consistent with those followed for annual financial reporting.

All adjustments, consisting of normal accruals which in the opinion of management are necessary for a fair presentation of the financial results, have been included in the consolidated financial statements. The interim results of operations presented are not necessarily indicative of the results that may be expected for the full year. The June 30, 1994, statement of financial condition is derived from the audited financial statements of June 30, 1994.

Reclassifications: Certain amounts in the June 30, 1994 consolidated financial statements have been reclassified to conform to the March 31, 1995 presentation.

NOTE 2:  Change in Accounting Method

In May, 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 (SFAS No. 115), Accounting for Certain Investments in Debt and Equity Securities. This statement requires that securities be classified in three categories and provides specific accounting treatment for each. "Trading" securities are bought and held primarily for sale in the near term and are carried at fair value, with unrealized gains and losses included in earnings; "held-to-maturity" securities, for which the intent is to hold to maturity, are carried at amortized cost; and "available-for-sale" securities are all others and are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. The Company adopted SFAS No. 115 on July 1, 1994. At that date, investment securities with an approximate carrying value of $6,718,000 and mortgage-backed securities with an approximate carrying value of $177,800,000 were reclassified as available for sale. These reclassifications resulted in a decrease in total stockholders' equity net of taxes, of $1,844,000. All other investment and mortgage-backed securities were classified as "held to maturity". At March 31, 1995, mortgage-backed securities with a fair value of $261,151,000 and investment securities of $35,606,000 were classified as available for sale. At March 31, 1995, the net unrealized loss on these "available for sale" securities of $4,334,000 was recorded as a reduction of stockholder's equity.

NOTE 3:  Merger Agreement

On December 13, 1994 CNB Bancshares, Inc. (CNB) and UF Bancorp, Inc. (UFBI), jointly announced the execution of a definitive merger agreement whereby CNB would acquire UF Bancorp. (the "Merger Agreement".)

Under the terms of the agreement, shareholders of UF Bancorp will receive 1.366 shares of CNB common stock for each of the 1,607,693 outstanding common shares of UF Bancorp, assuming CNB's market price just prior to closing is not less than $26.66 per share or more than $36.06 per share. In addition, CNB will reserve shares for future issuance pursuant to the outstanding UF Bancorp options. The merger is subject to approval by the UF Bancorp shareholders, the receipt of appropriate regulatory approvals and certain other conditions.
Under certain circumstances, should UF Bancorp not complete this transaction, it may become obligated to pay CNB a termination fee of $2 million.

During the quarter ending December 31, 1994, professional fees of approximately $700,000 were incurred in connection with the proposed merger with CNB.

NOTE 4:  Federal Home Loan Bank Advances

During the nine months ended March 31, 1995, the Bank increased its borrowings from the FHLB of Indianapolis by $78.1 million. $76 million of the new advances have original terms to maturity of six months to two years, variable interest rates, and $40 million may be prepaid without penalty. $2.1 million of the new advances are community low income housing advances which have fixed rates and are to be amortized over a 20 year term.

NOTE 5:  Deferred Tax Liability

At June 30, 1994 retained earnings included approximately $8,163,000 for which no deferred federal income tax liability had been recognized. This amount represented an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. The unrecorded deferred income tax liability on the above amount was approximately $2,775,000.

The Company's intention is to convert Union Federal to commercial bank status even if the merger with CNB is not completed. Accordingly, the deferred income tax liability of $2,775,000 was recorded with a corresponding increase in income tax expense during the quarter ending December 31, 1994.

NOTE 6:  Increase in Loan Loss Reserves

The Company recorded a loan loss provision of $1,065,000 for the nine months ended March 31, 1995 and had net chargeoffs of $658,000. The allowance for loan losses at March 31, 1995, was $1,942,000 or .97 percent of loans at that date.

NOTE 7:  Warranty Loss Provisions

For the nine months ended March 31, 1995, the Company provided for $2,514,000 of warranty losses and had net chargeoffs of $1,343,000 in connection with warranties made to purchasers and insurers of mortgage loans and the purchasers of servicing rights by its former California mortgage banking subsidiary, USM. The balance in the reserve for warranty losses account at March 31, 1995 was $2,537,000, which management considers adequate to cover all future losses.

Note 8:  Loss On Sale of Held to Maturity Securities

With the Company's intention to convert Union Federal to commercial bank status (see Note 5 above), and with the current regulatory environment discouraging "structured notes", it was determined to revise the Bank's investment policy. Accordingly, during the quarter ending December 31, 1994, the Company restructured its "held to maturity" investment portfolio primarily by selling its entire portfolio of federal agency "step up" securities, which are a form of "structured notes". A loss of $533,000 was recorded on the sale of the $14.2 million amortized cost and principal amount of these securities. As a result of this transaction, the Company reclassified its investments and mortgage-backed securities previously classified as "held to maturity" to "available for sale."

Note 9:  Loss on Available for Sale Mortgage-Backed Securities

During the current nine month period, the Company recorded a net loss of $768,000 on available for sale mortgage-backed securities for which the Company determined to be no longer eligible as 20% risk based capital qualifying items under the Secondary Mortgage Market Enhancement Act ("SMMEA") provisions.

Note 10:  Capital Contribution to Union Federal

During the quarter ending December 31, 1994, the Company made a capital contribution of $5 million to its principal subsidiary, Union Federal Savings Bank. The purpose of the contribution was to maintain Union Federal's classification of "well capitalized" under FDIC and FEDICIA guidelines.

Note 11:  Restatement

The Company has restated its September 30, 1994 and December 31, 1994 quarterly earnings as follows:


                                         As Previously
                                           Reported     As Restated
                                         -------------  -----------

Three months ended September 30, 1994
- -------------------------------------
  Provision for loan losses                $   60,000   $  895,000
  Warranty losses on sold loans                            324,000

Three months ended December 31, 1994
- -------------------------------------
  Provision for loan losses                $2,040,000   $  120,000
  Warranty losses on sold loans             3,600,000    2,190,000


PART I.   FINANCIAL INFORMATION


ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW
- --------

Total assets were $553.0 million at March 31, 1995 compared to $503.9 million at June 30, 1994. This $49.1 million increase resulted primarily from increases in mortgage-backed securities of $20.9 million, loans of $31.5 million, investment securities of $9.1 million and FHLB stock of 1.6 million, offset by a decrease in cash and cash equivalents of $11.3 million. The net asset increase was funded primarily by increases in FHLB advances of $78.1 million offset by a decline in deposits of $23.8 million.

The Company recorded net income of $894,000 or $.52 per share for the three months ended March 31, 1995 compared to net income of $1,025,000 or $.61 per share for the comparable period of 1994.

The earnings performance in the current quarter, when compared to the 1994 quarter, was negatively affected by declines in mortgage loan origination fees of $487,000 and loan servicing fees of $62,000. Additionally, last year's quarter included a $195,000 gain on the sale of the Company's West Coast mortgage banking subsidiary ("USM"). Positively affecting the comparable results was an increase in net interest income of $147,000 and a decline in operating expenses of $299,000. (See "Condensed Consolidating Income Statement", "Other Income", "Net Interest Income", and "Other Expense".)

For the nine months ended March 31, 1995, the Company recorded a net loss of $3,358,000 or $1.96 per share compared to net income of $4,144,000 or $2.40 per share for the 1994 period. The primary factors of this $7,502,000 decrease in after tax income were:

    (a) The recognition of a deferred tax liability of $2,775,000 and a corresponding increase in income tax expense in connection with previous allocations of income to tax bad debt reserves. (See Note 5 of "Notes to Consolidated Financial Statements" and "Income Taxes".)

    (b) An increase in general loan loss reserves via a provision of $1,065,000 for loan losses in the nine month period ended March 31, 1995 versus $247,000 provision in the prior year's comparable period. (See Note 6 of "Notes to Consolidated Financial Statements" and "Provision for Loan Losses".)

    (c) An increase in reserve for warranty losses via a provision of $2,514,000 in the current nine month period as compared to $176,000 in last year's comparable period. (See Note 7 of "Notes to Consolidated Financial Statements" and "Other Expenses".)

    (d) Losses of $533,000 and $768,000, respectively, on the sale of held to maturity investment securities and loss on available for sale mortgage-backed securities in the nine month period ended March 31, 1995. (See Notes 8 and 9 of "Notes to Consolidated Financial Statements" and "Other Income".)

    (e) Professional fees of approximately $700,000 were incurred this period in connection with the proposed merger with CNB. (See Note 3 of "Notes to Consolidated Financial Statements" and "Other Expenses".)

    (f) Mortgage loan origination fees in the current nine month period were $1,040,000, a decline of $1,898,000 from last year's figure of $2,938,000. This was primarily a result of declines in loan origination and sales of UFC. (See "Other Income".)

    (g) The 1994 nine month period includes a $880,000 gain on the sale of the California mortgage operations, with no comparable item included in this year's financials. (See "Other Income".)

    (h) The 1994 nine month period includes a $300,000 increase in net income relating to a change in accounting method. (The Company adopted "FAS 109 Accounting for Income Taxes", effective July 1, 1993.)

RESULTS OF OPERATIONS
- ---------------------

AVERAGE BALANCES, INTEREST RATES AND YIELDS. The following tables present for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollar amounts and rates, and the net interest margin. The tables do not reflect any effect of income taxes. All average balances are daily average balances and include the balances of non-accruing loans. The yields and costs for the periods indicated include fees which are considered adjustments to yield.

                                                               NINE MONTHS ENDED  MARCH 31,
                                     -------------------------------------------------------------------------------
                                                                      ($ thousands)
                                                    1995                                        1994
                                     -----------------------------------     ---------------------------------------
                                                  INTEREST                                    INTEREST
                                       AVERAGE     EARNED/       YIELD/        AVERAGE         EARNED/       YIELD/
                                       BALANCE      PAID          RATE         BALANCE          PAID          RATE
                                     ----------- ----------    ---------     -----------     ----------    ---------
INTEREST-EARNING ASSETS:
  LOANS                                $187,317    $11,232         8.00%       $178,984        $11,461         8.54%
  MORTGAGE-BACKED SECURITIES            276,772     13,324         6.42%        237,236         10,698         6.01%
  INVESTMENT SECURITIES                  26,916      1,443         7.15%          6,692            189         3.77%
  OTHER INTEREST-EARNING ASSETS          25,172      1,440         7.63%         51,518          2,252         5.83%
                                     ----------- ----------    ---------     -----------     ----------    ---------
  TOTAL INTEREST-EARNING ASSETS        $516,177    $27,439         7.09%       $474,430        $24,600         6.91%
                                     ----------- ----------    ---------     -----------     ----------    ---------

OTHER ASSETS                             24,118                                  28,321
                                     -----------                             -----------
   TOTAL ASSETS                        $540,295                                $502,751
                                     ===========                             ===========
INTEREST-BEARING LIABILITIES:
  DEPOSITS                             $351,859    $10,997         4.17%       $374,177        $11,417         4.07%
  FHLB ADVANCES                         128,904      6,037         6.24%         68,241          2,852         5.57%
                                     ----------- ----------    ---------     -----------     ----------    ---------
  TOTAL INTEREST-BEARING
    LIABILITIES                        $480,763    $17,034         4.72%       $442,418        $14,269         4.30%
                                     ----------- ----------    ---------     -----------     ----------    ---------
NON-INTEREST-BEARING LIABILITIES         18,383                                  14,976
STOCKHOLDERS' EQUITY                     41,149                                  45,357
                                     -----------                             -----------
   TOTAL LIAB & EQUITY                 $540,295                                $502,751
                                     ===========                             ===========
NET INTEREST INCOME/INTEREST
  RATE SPREAD                                      $10,405         2.36%                       $10,331         2.61%
                                                 ==========    =========                     ==========    =========
  NET INTEREST MARGIN (1)                                          2.69%                                       2.90%
                                                               =========                                   =========


                                                              THREE MONTHS ENDED MARCH 31,
                                     -------------------------------------------------------------------------------
                                                                     ($ thousands)
                                                    1995                                        1994
                                     -----------------------------------     ---------------------------------------
                                                  INTEREST                                    INTEREST
                                       AVERAGE     EARNED/       YIELD/        AVERAGE         EARNED/      YIELD/
                                       BALANCE      PAID          RATE         BALANCE          PAID         RATE
                                     ----------  ----------    ---------     -----------     ----------    ---------
INTEREST-EARNING ASSETS:
  LOANS                                $199,561     $3,987         7.99%       $176,815         $3,718         8.41%
  MORTGAGE-BACKED SECURITIES            274,262      4,578         6.68%        229,093          3,307         5.77%
  INVESTMENT SECURITIES                  23,069        462         8.01%          6,427             58         3.61%
  OTHER INTEREST-EARNING ASSETS          29,591        607         8.21%         40,233            486         4.83%
                                     ----------- ----------    ---------     -----------     ----------    ---------
  TOTAL INTEREST-EARNING ASSETS        $526,483     $9,634         7.32%       $452,568         $7,569         6.69%
                                     ----------- ----------    ---------     -----------     ----------    ---------

OTHER ASSETS                             24,857                                  29,093
   TOTAL ASSETS                      -----------                             -----------
                                       $551,340                                $481,661
                                     ===========                             ===========

INTEREST-BEARING LIABILITIES:
  DEPOSITS                             $343,251     $3,840         4.47%       $378,502         $3,691         3.90%
  FHLB ADVANCES                         149,432      2,473         6.62%         40,990            704         6.87%
  TOTAL INTEREST-BEARING             ----------- ----------    ---------     -----------     ----------    ---------
    LIABILITIES                        $492,683     $6,313         5.13%       $419,492         $4,395         4.19%
                                     ----------- ----------    ---------     -----------     ----------    ---------
NON-INTEREST-BEARING LIABILITIES         19,229                                  16,215
STOCKHOLDERS' EQUITY                     39,428                                  45,954
   TOTAL LIAB & EQUITY               -----------                             -----------
                                       $551,340                                $481,661
                                     ===========                             ===========

NET INTEREST INCOME/INTEREST
  RATE SPREAD                                       $3,321         2.19%                        $3,174         2.50%
  NET INTEREST MARGIN (1)                        ==========    =========                     ==========    =========
                                                                   2.52%                                       2.81%
                                                               =========                                   =========
(1) Net interest margin is net interest income
     divided by average interest-earning assets

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME
- -------------------------------------------

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rate (i.e., changes in rate multiplied by prior volume) and (ii) changes in volume (i.e., changes in volume multiplied by prior rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the changes due to volume and the changes due to rate.

                                   THREE MONTHS ENDED MARCH 31,     NINE MONTHS ENDED MARCH 31,
                                  -----------------------------   -----------------------------
                                           1995 VS 1994                    1995 VS 1994
                                  -----------------------------   -----------------------------
                                         ($ thousands)                     ($ thousands)
                                       INCREASE                     INCREASE
                                      (DECREASE)                   (DECREASE)
                                        DUE TO         TOTAL          DUE TO          TOTAL
                                  ------------------  INCREASE    ---------------    INCREASE
                                   VOLUME      RATE  (DECREASE)    VOLUME   RATE    (DECREASE)
                                  --------    ------  ---------   -------- ------   -----------
INTEREST EARNING ASSETS:
  LOANS                           $  480      $(211)   $  269     $   543  $ (772)    $ (229)
  MORTGAGE-BACKED SECURITIES         649        622     1,271       1,777     849      2,626
  INVESTMENT SECURITIES              150        254       404         572     682      1,254
  OTHER INTEREST-EARNING ASSETS     (129)       250       121      (1,152)    340       (812)
                                  ------      -----    ------     -------  ------     ------
  TOTAL INTEREST-EARNING ASSETS    1,150        915     2,065       1,740   1,099      2,839
                                  ------      -----    ------     -------  ------     ------
INTEREST-BEARING LIABILITIES:
  DEPOSITS                          (353)       502       149        (686)    266       (420)
  FHLB ADVANCES                    1,862        (93)    1,769       2,536     649      3,185
                                  ------      -----    ------     -------  ------     ------
  TOTAL INTEREST-BEARING
    LIABILITIES                    1,509        409     1,918       1,850     915      2,765
                                  ------      -----    ------     -------  ------     ------
(DECREASE) IN NET INTEREST
  INCOME                          $ (359)     $ 506    $  147     $  (110) $  184     $   74
                                  ======      =====    ======     =======  ======     ======

CONDENSED CONSOLIDATING INCOME STATEMENTS
- -----------------------------------------

The following are condensed consolidating income statements for the three and nine months ended March 31, 1995 and March 31, 1994, showing the operations of the Company, the Bank and other subsidiaries ("Company and other subsidiaries") separately from the operations of the mortgage banking subsidiary, Union Financial Corp. ("UFC").

                                       THREE MONTHS ENDED                        THREE MONTHS ENDED
                                         MARCH 31,1995                             MARCH 31,1994
                             ---------------------------------------  ---------------------------------------
                                          (thousands)                                (thousands)
                               Company                                    Company
                              and other                                  and other
                             subsidiaries      UFC          Total       subsidiaries     UFC           Total
                             ------------   ----------   -----------    ------------  ----------     --------
Net interest income              $3,200         $121         $3,321        $3,202         ($28)        $3,174
 Provision for loan losses          $50                          50           $83                          83
                             -----------    ---------    -----------    ------------  ---------    -----------
Net interest income after
  provision for loan losses      $3,150         $121         $3,271        $3,119         ($28)        $3,091
                             -----------    ---------   ------------    ------------  ---------    -----------
Other income                        808          314          1,122           993          789          1,782
Other Expense                     2,259          803          3,062         2,408          953          3,361
                             -----------    ---------   ------------    ------------  ---------    -----------
Income before taxes               1,699         (368)         1,331         1,704         (192)         1,512
Income taxes                        569         (132)           437           556          (69)           487
                             -----------    ---------   ------------    ------------  ---------    -----------
Net income (loss) before
 acccounting method change        1,130         (236)           894         1,148         (123)         1,025
                             -----------    ---------   ------------    ------------  ---------    -----------
Cumulative effect of change
 in accounting method
                             -----------    ---------   ------------    ------------  ---------    -----------
Net income (loss)                $1,130        ($236)          $894        $1,148        ($123)        $1,025
                             ===========    =========   ============    ===========   =========    ===========


                                      NINE MONTHS ENDED                              NINE MONTHS ENDED
                                       MARCH 31, 1995                                  MARCH 31, 1994
                             ---------------------------------------  ----------------------------------------
                                      (thousands)                                      (thousands)
                               Company                                   Company
                              and other                                 and other
                             subsidiaries       UFC        Total       subsidiaries       UFC          Total
                             ------------   ---------   ------------   -----------    ---------      ---------
Net interest income             $10,043         $362       $10,405       $10,388          ($57)       $10,331
 Provision for loan losses       $1,065                      1,065          $247                         247
                             -----------    ---------   ------------   -----------    ----------     ---------
Net interest income after
  provision for loan losses      $8,978         $362        $9,340       $10,141          ($57)       $10,084
                             -----------    ---------   ------------   -----------    ----------     ---------
Other income                        916        1,120         2,036         3,502         2,860          6,362
Other Expense                    10,138        2,409        12,547         7,453         2,864         10,317
                             -----------    ---------   ------------   -----------    ----------     ---------
Income before taxes                (244)        (927)       (1,171)        6,190           (61)         6,129
Income taxes                      2,521         (334)        2,187         2,308           (23)         2,285
                             -----------    ---------   ------------   -----------    -----------    ---------
Net income (loss) before
 acccounting method change       (2,765)        (593)       (3,358)        3,882           (38)         3,844
                             -----------    ---------   ------------   -----------    -----------    ---------
Cumulative effect of change
 in accounting method                                                        300                          300
                             -----------    ---------   ------------   -----------    -----------    ---------
Net income (loss)               ($2,765)       ($593)      ($3,358)       $4,182          ($38)        $4,144
                             ===========  ===========   ============   ===========    ===========    =========



NET INTEREST INCOME
- -------------------

Net interest income is the Company's largest component of income and represents the difference between interest and fees earned on loans, mortgage-backed securities, loans held for sale and investments and the interest paid on interest bearing deposits and FHLB of Indianapolis advances. Net interest income was $10,405,000 for the nine months ended March 31, 1995, compared to $10,331,000 for the same period in 1994, an increase of $74,000 or 0.7%. Net interest income was $3,321,000 and $3,174,000 for the three months ended March 31, 1995 and 1994, respectively.

The Company's net interest margin decreased to 2.52% and 2.69%, respectively, for the three months and nine months ended March 31, 1995, from 2.81% and 2.90% for the comparable 1994 periods. Offsetting the effect of the decreased net interest margins were the increases in average interest earning assets for the
periods.   (See "Results of Operations" and "Rate/Volume Analysis of Net
Interest Income".)

The Company's net interest margin peaked in early 1993 and has since been erratically but slowly decreasing. The Company believes that the net interest margin will continue to decrease in the near future, due to the following factors: (i) the cost of funds is rising, (ii) a significant portion of the adjustable rate mortgage-backed securities is tied to a lagging index (the Eleventh District Cost of Funds), and (iii) low introductory rates on new portfolio loans.

INTEREST INCOME
- ---------------

For the three and nine months ended March 31, 1995, the effect of overall increasing yields and the increased average balances of interest-earning assets, resulted in increases in interest income of $2,065,000 and $2,839,000, respectively, when compared to the comparable 1994 periods. The Company's effective average yield on earning assets was 7.32% and 7.09% for the three and nine months ended March 31, 1995 respectively, compared to 6.69% and 6.91% for the comparable periods of 1994. (See "Results of Operations", and "Rate/Volume Analysis of Net Interest Income".)

The increase in average interest earning assets of $73.9 million and $41.7 million, respectively, for the three and nine months ended March 31, 1995, over the comparable 1994 periods was due primarily to increased average balances of mortgage-backed securities ($45.2 million and $39.5 million increases), investment securities ($16.6 million and $20.2 million increases) and loans ($22.7 million and $8.3 million increases), offset by declines in average other interest earning assets of $10.6 million and $26.3 million, respectively. The decrease in average balance of "Other Interest Earning Assets" over the comparable periods of 1994 was mainly due to the decreased average balance of its primary component, "Mortgage Loans Held for Sale", primarily because of a decline in the volume of business at UFC, the Company's mortgage banking subsidiary. (See "Results of Operations", and "Rate/Volume Analysis of Net Interest Income" and the table in part (b) of "Other Income".)

INTEREST EXPENSE
- ----------------

The $1,918,000 and $2,765,000 increases in interest expense for the three and nine months ended March 31, 1995, respectively, compared to the same periods of 1994 were due to overall increases in total interest bearing liabilities and an overall increase in rates paid on total interest bearing liabilities. (The effect of the increased average balances of FHLB advances and increased average rates paid on FHLB advances offset the effect of the decline in average deposits for the nine months ended March 31, 1995 when compared to the comparable 1994 periods.) With the increases in market interest rates which began in early 1994, it is expected that the Company's overall cost of funds will continue to increase. (See "Results of Operations", and "Rate/Volume Analysis of Net Interest Income".)

PROVISIONS FOR LOAN LOSSES
- --------------------------

The Company provided $1,065,000 for loan losses for the nine months ended March 31, 1995. The Company had net charge-offs of $658,000 for the current nine months, which brought the allowance for loan losses to $1,942,000 at March 31, 1995. (During the previous quarter, a commercial real estate loan in the amount of $835,000 began experiencing cash flow problems and became delinquent on payments. The Company determined that collectibility on the entire loan amount was doubtful and charged $535,000 of the loan to the loan loss reserve.) The balance at March 31, 1995 compares to $1,889,000 at December 31, 1994, $1,535,000 at June 30, 1994 and $800,000 at June 30, 1993.

The allowance for loan losses at March 31, 1995, of $1,942,000 represents .97% of total loans. The $1,535,000 of allowance for loan losses at June 30, 1994 was
 .91% of total loans at the same date.

OTHER INCOME
- ------------

Other income decreased by $660,000 and $4,326,000, respectively, for the three and nine months ended March 31, 1995, from the corresponding periods in 1994. The primary components of the decreases were:

    (a) For the three and nine months ended March 31, 1994, the Company had gains on the sale of its California mortgage operations of $195,000 and $880,000, respectively, while there were no corresponding items in the current periods.

    (b) Mortgage loan origination fees of $293,000 and $1,040,000 for the three and nine months ended March 31, 1995, respectively, were down $487,000 and $1,898,000 (62% and 65%) from the prior year's periods. The decreases primarily represent declines in loan origination volume at UFC in the 1995 periods when compared to 1994. The following table summarizes the loan sales of UFC: ($000's)

                    Quarter             Servicing  Servicing
                    Ending              Retained   Released   Total
                    -------             ---------  --------- --------
            March 31, 1994               $27,675   $ 80,240  $107,915
            December 31, 1993             31,878    146,051   177,529
            September 30, 1993             4,286     76,509    80,795
                                         -------   --------  --------
              9 Mos.Ended  3/31/94       $63,839   $302,800  $366,639

            March 31, 1995               $ 2,623   $ 18,080  $ 20,703
            December 31, 1994              4,787     21,224    26,011
            September 30, 1994            14,750     18,191    32,941
                                         -------   --------  --------
              9 Mos.Ended  3/31/95       $22,160   $ 57,495  $ 79,655

        The Company believes that the higher market interest rates in the current three and nine months in relation to the prior year's market rates have severely lessened the demand for the fixed rate loans which UFC originates, sells and services. Unless UFC can increase its market share of what is a very competitive market, or unless overall demand increases, loan origination fees are likely to remain at levels insufficient to produce operating profits at UFC. (See also "Condensed Consolidating Income Statements".)

    (c) The Company restructured its held to maturity investment portfolio in the quarter ending December 31, 1994, by selling its entire portfolio of agency multi-step callable bonds. With the increases in market interest rates which occurred after the initial purchase of the bonds, a loss of $533,000 was incurred on the sale. Additionally, the Company recorded a loss of $768,000 on the sale of available for sale mortgage-backed securities for which the Company determined no longer to be SMMEA eligible. (No longer eligible as a 20% risk based capital qualifying item.)

OTHER EXPENSES
- --------------

Other expenses decreased by $299,000 in the three months ended March 31, 1995 from the comparable period in 1994. A decrease in salaries and benefits expense of $111,000 was the largest component of the decrease. The decrease in salaries and benefits expense at UFC for the quarter was $145,000, accounting for more than 100% of the decrease. The decrease at UFC relates to its decreased volume of business activity. (See "Other Income", and "Condensed Consolidated Income Statement".)

Other expenses increased by $2,230,000 for the nine months ended March 31, 1995, when compared to the comparable 1994 period. The primary components of this increase were increases in warranty losses on sold loans ($2,338,000) and professional fees ($714,000) offset by decreased salaries and benefits expense of $722,000. The December 31, 1994, quarter's provision of $2,190,000 for warranty losses on sold loans and approximately $700,000 in professional fees relating to the proposed merger with CNB were the primary components of these increases. (See Notes 7 and 3 of "Notes to Consolidated Financial Statements".)

Effective June 1, 1993, the Bank sold complete ownership of its then wholly owned subsidiary, Union Security Mortgage, Inc. ("USM"), to the Knight Corporation ("Knight"). While the Bank owned USM, USM originated, sold and services conventional single family residential loans through its offices in Santa Ana and Woodland Hills, California. USM customarily sold all of the loans that it originated to buyers in the secondary market on a non-recourse basis, either as individual whole loans or as a packaged pool of loans. However, subsequent to the sale of the loans it originated USM remained potentially liable for losses incurred by a purchaser, including unpaid principal and interest, under certain representations and warranties made to the purchaser at the time of sale. In certain circumstances (for example, when the debtor made fraudulent misrepresentations to USM in the origination process), USM was liable for a purchaser's losses on a defaulted loan, regardless of whether the loan was recourse or non-recourse, if there had been a breach of the representations and warranties made to the purchaser by USM. Such fraud might occur with respect to tax returns, employment verifications, and deposits and appraisals provided at the time of origination. In connection with the sale of USM on June 1, 1993, the Bank contractually assumed liability for losses to the Knight Corporation and repurchase demands resulting from breaches of the representations and warranties. Moreover, in certain cases the Bank separately guaranteed USM's obligations to loan purchasers pursuant to guarantees signed by the Bank prior to the sale of USM. Although USM dissolved in 1994, and the Bank is less likely to be asked to indemnify the Knight Corporation for claims against USM for any breach of the representations and warranties, the Bank does remain obligated under certain of the separate guarantees to loan purchasers for losses relating to USM's prior operations.

When fraud claims relating to loans originated by USM began to surface in fiscal 1993, they were thought to be aberrational. However, additional repurchase claims arose in 1994, and the Company discovered that these claims, some of which were based on fraud, were arising in California because of the prior sharp increases in the value of single family homes. During 1990 and 1991, borrowers not capable of meeting mortgage payments obtained loans based on fraud with the apparent expectation that they could profit from the resale of the homes in the rising home market. However, the California economy deteriorated and housing values dropped sharply. As a result, borrowers were unable to sell their homes at a profit and pay off the mortgage loans. As borrowers defaulted, the fraud was discovered and the repurchase and warranty loss claims occurred. By fiscal 1994, lenders and the public were generally aware of the fraud schemes in California and the California housing market had stabilized.

In June, 1994, the Company identified eight loans with an aggregate outstanding loan balance of $1,048,000, which had been sold to the Federal Home Loan Mortgage Corporation and a loan sold to Federal National Mortgage Corporation ("FNMA") with a loan balance of $141,700, which appeared to have involved broker fraud. No claims had been made at March 31, 1995 with respect to these loans. In connection with its merger negotiations in November and December, 1994, the Company and CNB Bancshares, Inc. undertook an extensive investigation and analysis of pending and potential warranty claims relating to USM's operations. The Company contacted each entity which had outstanding loans purchased from USM to determine the number of loans outstanding, the balance outstanding for such loans, the delinquency status for such loans, and the number of loans involving fraud (regardless of their delinquency status). Of the $1.8 billion of loans originated by USM, the Company estimates the remaining balance of the loans to be approximately $1.3 billion.

During the quarter ended March 31, 1995, the Bank received warranty loss claims for two loans, one of which was determined to lack validity. The other claim received during the quarter ended March 31, 1995 was for $39,000 on a $154,000 loan.

During the nine months ended March 31, 1995, the Bank incurred approximately $543,000 in losses relating to warranty claims on five (5) loans, and entered into an $800,000 settlement with one of the largest purchasers of USM's loans to cover five pending claims and all future losses with respect to that purchaser. At March 31, 1995, the Company had 3 warranty loss claims pending and the estimated potential loss from these known claims and a claim expected to be made as a result of a recent foreclosure on the FNMA loan referred to above, totaled $275,000. In addition to the pending claims, there were $1,189,700 of FHLMC or FNMA potential problem loans discussed above and one loan with a principal balance of $256,000 for which the Company received oral indication of fraud and potential repurchase.

Until the fourth quarter of 1994, the Company believed each of the warranty claims received to be aberrational and that future warranty claims would not be significant. However, during the fourth quarter of 1994, after settling with one investor and contacting many of the other significant investors, the Company believed that the warranty claims would continue to surface. Because of the increases in warranty claims occurring in a relatively brief period of time, past loss experience of over $2.0 million (of which $1,114,000 was incurred in the fourth quarter), current known and potential claims and current economic conditions in California, the Company believed it appropriate to provide for future additional losses. Consequently, the Company provided $1,290,000 for warranty losses in the December 1994 quarter. The Company's allowance for warranty losses was $2,537,000 at March 31, 1995, which management considers adequate to cover pending and future warranty claims for its mortgage banking operations.

A summary of the activity in the reserve for warranty losses follows: ($000's)

                              Three Months    Nine Months      Year Ended
                              Dec. 31, 1994   March 31, 1995   June 30, 1994
                              -------------   --------------   -------------
Beginning Balance                $1,461           $1,366          $    0

Provision                         2,190            2,514           1,482
Losses recognized                 1,114            1,343             116
                                 ------           ------          ------
Ending Balance                   $2,537           $2,537          $1,366

The decreases in salaries and benefits expense relate primarily to the decreased volume of business activity of UFC's mortgage banking operations. (See "Other Income", and "Condensed Consolidating Income Statements".)

INCOME TAXES
- ------------

Included in income tax expense for the nine months ended March 31, 1995, is the provision for $2,775,000 relating to previously untaxed bad debt reserves. (See
Note 5 of "Notes to Consolidated Financial Statements" and "Overview", Item "a".) Offsetting the major portion of the $2,775,000 provision are credits at regular tax rates for the losses before income taxes for the nine months ended March 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES
- -------------------------------

The Bank's principal sources of funds are deposits, advances from the FHLB of Indianapolis, amortization and prepayment of loan principal (including mortgage-backed securities) and, to a lesser extent, maturities of investment securities, mortgage-backed securities, and short-term investments and operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are influenced to a great degree by interest rates, general economic conditions, and competition.

Federal regulations historically have required the Bank to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 5% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U. S. Government and corporate securities and other obligations generally having remaining maturities of less than five years. The Bank has historically maintained its liquidity ratio at levels in excess of those required. For March 1995, the Bank's liquidity ratio was 7.7%.

Liquidity management is both a daily and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) the projected amount of loans to be originated by the mortgage banking subsidiary and held for re-sale, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and
(v) the objective of its asset/liability management program. Excess liquidity is invested generally in interest-bearing overnight deposits and other short-term government and agency obligations. If the Company requires funds beyond its ability to generate them internally, the Bank has additional borrowing capacity with the FHLB and collateral eligible for reverse repurchase agreements.

The Company anticipates that it will have sufficient funds available to meet current loan commitments. At March 31, 1995, the Bank, excluding UFC, had outstanding commitments to extend credit which amounted to $9.3 million. UFC had commitments to fund loans of $38.1 million at March 31, 1995.

Savings institutions insured by the Federal Deposit Insurance Corporation are required by FIRREA to meet three regulatory capital requirements. If a requirement is not met, regulatory authorities may take legal or administrative actions, including restrictions on growth or operations, or, in extreme cases, seizure. Institutions not in compliance may apply for an exemption from the requirements and submit a recapitalization plan.

During the quarter ending December 31, 1994, the Company made a capital contribution of $5 million to its principal subsidiary, Union Federal Savings Bank. The purpose of the contribution was to maintain Union Federal's classification of "well capitalized" under FDIC and FEDICIA guidelines.

Under these capital requirements, at March 31, 1995, the Bank had:

      ($ 000's)      Tangible Capital       Core Capital       Risk Based Capital
                     ------------------ --------------------- -------------------
                     Amount    Percent    Amount    Percent    Amount    Percent
                     ------------------ --------------------- ------------------
      Actual         $37,825    6.81%     $37,825    6.81%     $39,148     18.65%
      Required         8,331    1.50%      16,662    3.00%      16,796      8.00%
                     ------------------ --------------------- ------------------
      Excess         $29,494    5.31%     $21,163    3.81%     $22,352     10.65%
                     ================== ===================== ===================

GENERAL ACCOUNTING ISSUES
- -------------------------

Accounting for Debt and Equity Securities. In 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"). SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are classified and accounted for as follows:

Debt securities that the holder has the positive intent and ability to hold until maturity are classified as held for investment and reported at amortized cost. Securities that can be held for indefinite periods of time, including those that may be used in an asset/liability management strategy, are not classified as held for investment. This means that securities that could be sold in response to changing interest rates, changes in prepayment risks, increased loan demand, general liquidity needs, or other similar factors are not classified as held for investment. However, securities that are held for investment could be sold before they mature if the issuer's creditworthiness deteriorates significantly. Debt and equity securities classified as available for sale are reported at fair value, or marked to market. Unrealized gains and losses are not included in income and are reported as a separate component of equity. Debt and equity securities classified as held for current resale are classified as trading securities and reported at fair value with unrealized gains and losses included in income. Transfers between categories should be accounted for at fair value. For any sales or transfers of securities classified as held for investment, the cost basis, the realized gain or loss, and the circumstances leading to the decision to sell are disclosed. SFAS No. 115 was adopted by the Company on July 1, 1994. (See Note 2 of "Notes to Consolidated Financial Statements".)

At the time of purchase of new securities, management of the Company makes a determination as to the appropriate classification of securities as available for sale or held to maturity. Debt and mortgage-backed securities purchased with the positive intent and ability to hold to maturity are classified as held to maturity. Securities may be transferred to held to maturity from available for sale. Other debt and mortgage-backed securities that will be held for indefinite periods of time, such as securities that may be sold in response to interest rate change or anticipated liquidity needs, are classified as available for sale.

Accounting for Impairment of Loans. In 1993, FASB issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS No. 114"). The purpose of SFAS No. 114 is to eliminate inconsistencies in the accounting among different types of creditors for loans with similar collection problems by requiring a single method for measuring impaired loans. A loan is considered impaired when, based on current information and events it is probable that creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. A bank will measure certain impaired loans pursuant to SFAS No. 114 at a discounted amount on the balance sheet based on the present value amount of the expected future cash flows using the loan's effective interest rate. A valuation reserve should be recorded if the present value of the expected cash flows is less than the recorded amount of the loan. Formally restructured loans and loans evaluated as groups or pools of homogeneous loans (e.g. single family residence) are excluded from SFAS No. 114. In October, 1994, the FASB issued SFAS No. 118 ("SFAS No. 118"), entitled Accounting by Creditors of Impairment of Loan - Income Recognition and Disclosures. SFAS No. 118 amends the disclosure requirements in SFAS No. 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. The effective date of SFAS No. 114 and 118 is for fiscal years beginning after December 31, 1994. The Company will adopt SFAS No. 114 and 118 July 1, 1995 and management does not anticipate a material impact on earnings or financial condition as a result of adoption.

Derivative Financial Statements and Fair Value Disclosures. In October, 1994, FASB issued SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments ("SFAS No. 119"). SFAS No. 119 requires disclosures about derivative financial instruments--futures, forward, swap and option contracts, and other financial instruments with similar characteristics (e.g., interest rate caps or floors and loan commitments). The definition of derivatives excludes all on-balance-sheet receivables and payables, including those that "derive" their values or cash flows from the price of another security or index, such as mortgage-backed securities, and interest-only and principal-only obligations.

This Statement requires disclosures about amounts, nature and terms of derivatives that are not subject to SFAS No. 105 because they do not result in off-balance-sheet risk of accounting loss. It requires that distinction between and differing disclosure be made for financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than for trading. The required disclosures, either in the body of the financial statements or in the footnote, include the face or contract amount (or notional principal amount) and the nature and terms, including, at a minimum, a discussion of (1) the credit and market risk of those instruments, (2) the cash requirements of those instruments, and (3) the related accounting policy.

This Statement amends SFAS No. 105 and 107 to require disaggregation of information about financial instruments with off-balance-sheet risk of accounting loss and to require that fair value information be presented without combining, aggregating, or netting the fair values of derivatives with the fair value of nonderivatives and be presented together with the related carrying amounts in the body of the financial statements, a single footnote, or a summary table in a form that makes it clear whether the amounts represent assets or liabilities. The Company will adopt SFAS No. 119 effective June 30, 1995. The Company believes that SFAS No. 119 will not have a material impact on financial position or results of operations.

                                UF BANCORP, INC.

                                  FORM 10-Q/A

PART II.  OTHER INFORMATION
- ---------------------------


Item 4.  Submission of Matters to a Vote of Security Holders
         ---------------------------------------------------

         NONE

Item 5.  Other Information
         -----------------

         NONE

Item 6.  Exhibits and Reports on Form 8-K
         --------------------------------

         Exhibit 11, Statement regarding computation of per share earnings is submitted herewith. No other exhibits are required to be filed.



________________________________________________________________________________

No other information is required to be filed under Part II of the form.

                                UF BANCORP, INC.

                        FORM 10-Q/A (Second Amendment)



                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                              UF Bancorp, Inc.
                                       ____________________________
                                               (Registrant)



Date: June 23, 1995                    /s/ Donald A. Rausch
                                  by: ____________________________
                                           Donald A. Rausch
                                           Chairman of the Board &
                                           President

Date: June 23, 1995                    /s/ Ennis R. Griffith
                                  by: ____________________________
                                        Ennis R. Griffith, Senior
                                        Vice President, Chief
                                        Financial Officer
                                        (Principal Accounting
                                        Officer)

                               UF Bancorp, Inc.
                                  Form 10-Q/A

Exhibit 11 - Computation of Per Share Earnings
             (Treasury Stock Method)
             (Unaudited)

                                                        Three Months ended             Nine Months ended
                                                             March 31,                       March 31,
                                                     -----------------------         ------------------------
                                                        1995         1994                1995         1994
                                                     ----------   ----------         -----------   ----------
Average Shares:
 Outstanding                                          1,607,693    1,593,693           1,599,526    1,632,368
 Effect of stock options                                116,887       93,300             110,606       95,384
                                                     ----------   ----------         -----------   ----------
 Average common and common
   equivalent shares outstanding                      1,724,580    1,686,993           1,710,132    1,727,752
                                                     ==========   ==========         ===========   ==========



Net income (loss) before cumulative effect of
  change in accounting method                          $894,000   $1,025,000         $(3,358,000)  $3,844,000

Cumulative effect of change in accounting method                                                      300,000
                                                     ----------   ----------         -----------   ----------
Net income (loss)                                      $894,000   $1,025,000         $(3,358,000)  $4,144,000
                                                     ==========   ==========         ===========   ==========
PER SHARE:
   Net income (loss) before cumulative effect of
     change in accounting method                          $0.52        $0.61               $(1.96)      $2.23

   Net income (loss)                                      $0.52        $0.61               $(1.96)      $2.40